Peabody COALSALES Company

Contract No. LGE02011

EXHIBIT 10.70

COAL SUPPLY AGREEMENT

This is a coal supply agreement (the “Agreement”) effective as of January 1, 2002 between LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation, 220 West Main Street, Louisville, Kentucky 40202 (“Buyer”), and PEABODY COALSALES COMPANY, a Delaware corporation, 701 Market Street, Suite 830, St. Louis, Missouri 63101-1826  (“Seller”).

The parties hereto agree as follows:

SECTION 1. GENERAL.  Seller shall sell and deliver and Buyer shall purchase and accept delivery of steam coal under all the terms and conditions of this Agreement.

SECTION 2.  TERM.  The term of this Agreement shall commence on January 1, 2002 and shall continue through December 31, 2004.

SECTION 3.  QUANTITY.

§ 3.1  Base Quantity.  Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual base quantity of coal (“Base Quantity”):

YEAR	BASE QUANTITY (TONS)
2002	750,000
2003	600,000 *
2004	600,000 *

* Parties shall meet starting June 1, 2002 to negotiate pricing for an additional 250,000 tons of coal per year to be supplied during calendar year 2003.  If the parties do not agree upon pricing for such additional tons by September 1, 2002, then Buyer shall not be entitled to such additional tons, and the tonnage to be delivered during calendar year 2003 shall be the Base Quantity as defined above.

Parties shall also meet starting June 1, 2003 to negotiate pricing for an additional 250,000 tons of coal for 2004.  If the parties do not agree upon pricing for such additional tons by September 1, 2003, then Buyer shall not be entitled to such additional tons and the tonnage to be delivered during calendar year 2004 shall be the Base Quantity as defined above.

§ 3.2 Delivery Schedule.  Shipments are to be made on a ratable basis as adjusted during the year to reflect outages.  Initial shipments shall begin on or about January 1, 2002.  Time is of the essence with respect to the schedule so established; and failure by Seller to deliver in a timely fashion shall constitute a material breach within the meaning of § 16 of this Agreement.

SECTION 4.         SOURCE.

§ 4.1 Source.  The coal sold hereunder, including coal purchased by Seller from third parties, shall be supplied from geological seam Western Kentucky #9 and #11, from Seller’s affliliated company, Highland Mining Company’s (the “Producer”) Complex, Union County, Kentucky (the “Coal Property”).

§ 4.2 Assurance of Operation and Reserves.  Seller represents and warrants that the Coal Property contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement.  Seller agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement.  Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal.  Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses.

§ 4.3 Non-Diversion of Coal.  Seller agrees and warrants that it will not, without Buyer’s express prior written consent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

§ 4.4  Seller’s Preparation of Mining Plan.  Seller shall have prepared a complete mining plan for the Coal Property with adequate supporting data to demonstrate Seller’s capability to have coal produced from the Coal Property which meets the quantity and quality specifications of this Agreement.  Seller shall, upon Buyer’s request during Coal Property Inspections, if any (made pursuant to § 20), provide information to Buyer of such mining plan which shall contain maps and a narrative depicting areas and seams of coal to be mined and shall include (but not be limited to) the following information: (i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually agreed) during the term of this Agreement, from which coal will be mined; (ii) methods of mining such coal; (iii) methods of transporting and, in the event a preparation plant is utilized by Seller, the methods of washing coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller’s aggregate commitments to others to sell coal from the Coal Property during the term of this Agreement.

Buyer’s receipt of information or data furnished by Seller (the “Mining Information”) shall not in any manner relieve Seller of any of Seller’s obligations or responsibilities under this agreement; nor shall such review be construed as constituting an approval of Seller’s proposed mining plan as prudent mining practices, such review by Buyer being limited solely to a determination, for Buyer’s purposes only, of Seller’s capability to supply coal to fulfill Buyer’s requirements of a dependable coal supply.

§ 4.5 Substitute Coal.  Notwithstanding the above representations and warranties, in the event that Seller is unable to produce or obtain coal from the Coal Property in the quantity and of the quality required by this Agreement, and such inability is not caused by a force majeure event as defined in § 10, then Buyer will have the option of requiring that Seller supply substitute coal from other facilities and mines.  Seller shall also have the right to supply substitute coal after having received Buyer’s prior written consent (which shall not be unreasonably withheld).  Such substitute coal shall be provided under all the terms and conditions of this Agreement including, but not limited to, the quantity provisions of § 3.1, the price provisions of § 8, the quality specifications of § 6.1, and the provisions of § 5 concerning reimbursement to Buyer for increased transportation costs.  Seller’s delivery of coal not produced from the Coal Property without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

§ 4.6 Implied Warranties.  EXCEPT AS EXPRESSLY SET FORTH THEREIN, SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING MECHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.  No waiver of remedies or damages herein shall apply to claims of anticipatory repudiation or remedies therefor provided by law except that neither Seller nor Buyer shall be liable to the other for consequential, incidental, punitive, exemplary or indirect damages, lost profits, or business interruption damages, whether by statue, in tort or in contract, under any indemnity provision or otherwise.

SECTION 5.  DELIVERY.

§ 5.1 Barge Delivery.  The coal shall be delivered to Buyer F.O.B. barge at the Camp Complex, Mile Point 841.6 on the Ohio River, or at Seller’s option as a substitute, the Gibraltar Dock at Mile Point 85.9 on the Green River (either the “Delivery Point”).  Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer’s generating stations.  Any resulting savings in such transportation costs shall be retained by Buyer.

Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer’s barging contractor from the loading dock.  Buyer or its contractor shall furnish suitable barges, clean and ready for loading, in accordance with a delivery schedule provided by Buyer to Seller, and in sufficient number and in a timely manner in order for Seller to meet any previously agreed upon delivery schedule as provided for in § 3.2.  Seller shall arrange and pay for all costs of transporting the coal from the mines to the loading docks and loading the coal into barges.  Buyer’s barging contractor shall be responsible for trimming the coal into barges to the proper draft and the proper distribution within the barges, and the release and movement of the barges during loading.  Buyer shall arrange for transporting the coal by barge from the loading dock to its generating station(s) and shall pay for the cost of such transportation.  For delays caused by Seller in handling the scheduling of shipments with Buyer’s barging contractor, Seller shall be responsible for any demurrage or other penalties assessed by said barging contractor (or assessed by Buyer) which accrue at the Delivery Point, for Seller’s failure to provide coal for the barges in a timely manner and in the specified minimum tonnage, including the demurrage, or other penalties.   Buyer shall be responsible to deliver barges in as clean and dry condition as practicable.  Seller shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer’s barging contractor be provided convenient and safe berth free of wharfage, dockage and port charges; that while the barges are in the care and custody of the loading dock, all applicable U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer’s barging contractor; and that the loading dock operator carry landing owners or wharfinger’s insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00, and provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for thirty (30) days advance notification of Buyer in the event of termination of or material reduction in coverage under the insurance.

SECTION 6. QUALITY.

§ 6.1  Specifications.  The coal delivered hereunder shall conform to the following specifications on an “as received” basis:

Specifications	Guaranteed Monthly Weighted Average		Rejection Limits (per shipment)
BTU/LB.	min.	11,400	<	10,800

LBS/MMBTU:
MOISTURE	max.	10.53	>	12.00
ASH	max.	8.33	>	9.00
SULFUR	max.	2.89	>	3.10
SULFUR	min.	2.30	<	2.00
CHLORINE	max.	0.009	>	.015
FLUORINE	max.		>
NITROGEN	max.	1.32	>	1.70

ASH/SULFUR RATIO	min.	3.22:1	<	3:1

SIZE (3” x 0”):
Top size (inches)*	max.	3x0	>	4x0
Fines (% by wgt) Passing 1/4” screen	max.	60	>	65

% BY WEIGHT:
VOLATILE	min.	30	<	29
FIXED CARBON	min.	43	<	40
GRINDABILITY (HGI)	min.	50	<	48

BASE ACID RATIO (B/A)		0.40		.50

SLAGGING FACTOR**	max.	1.32	>	1.80
FOULING FACTOR***	max.	0.32	>	0.40

ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE
Initial Deformation	min.	1990	min.	1990
Softening (H=W)	min.	2065	min.	2050
Softening (H=1/2W)	min.	2105	min.	2075
Fluid	min.	2225	min.	2200

OXIDIZING ATMOSPHERE
Initial Deformation	min.	2330	min.	2300
Softening (H=W)	min.	2355	min.	2325
Softening (H=1/2W)	min.	2400	min.	2370
Fluid	min.	2480	min.	2400

* All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than fifty per cent ( 50%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

**           Slagging Factor (Rs)=(B/A) x (Percent Sulfur by WeightDry)

***         Fouling Factor (Rf)=(B/A) x (Percent Na2O by WeightDry)

The Base Acid Ratio (B/A) is herein defined as:

BASE ACID RATIO (B/A) =		(Fe2O3 + CaO + MgO + Na2O + K2O)
(SiO2 + A12O3 + TiO2)

Note: As used herein	>	means greater than:
	<	means less than.

§ 6.2        Definition of “Shipment”.  As used herein, a “shipment” shall mean one barge load, a barge lot load, in accordance with Buyer’s sampling and analyzing practices.

§ 6.3        Rejection.

Buyer has the right, but not the obligation, to reject any shipment(s) which fail(s) to conform to any of the Rejection Limits set forth in § 6.1 or contains a material amount of extraneous materials.  Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in § 7.2 or such right to reject is waived.  In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller or, at Seller’s request, divert such coal to Seller’s designee, all at Seller’s cost and risk.  Seller shall replace the rejected coal within five (5) working days from notice of rejection with coal conforming to the Rejection Limits set forth in §6.1.  If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rejected for failure to meet any of the Rejection Limits (per shipment) set forth in § 6.1, Buyer may purchase coal from another source in order to replace the rejected coal.  Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for the rejected coal.  This remedy is in addition to all of Buyer’s other remedies under this Agreement.

If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in § 6.1 or because such shipment contained a material amount of extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer’s sole option and the shipment shall nevertheless be considered “rejectable” under § 6.4.  Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

§ 6.4  Suspension and Termination.

If the coal sold hereunder fails to meet one or more of the Guaranteed Monthly Weighted Averages set forth in § 6.1 for any two (2) consecutive months or a total of three (3) months in a six (6) month period, or if four (4) barge shipments in a thirty (30) day period are rejectable by Buyer, Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges.  Seller shall, within ten (10) days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages set forth in § 6.1 and that the coal will conform to all of the Rejection Limits set forth in § 6.1.  If Seller fails to provide such assurances within said ten (10) day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the ten (10) day period.  A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods.  If Seller provides such reasonable assurances to Buyer, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer’s sole option.  Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipment(s).  If Seller, after providing such assurances, fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if three (3) barge shipments are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller’s breach.

SECTION 7.         WEIGHTS, SAMPLING AND ANALYSIS.

§ 7.1  Weights.  The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station(s) unless another method is mutually agreed upon by the parties.  Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition.  Seller shall have the right, at Seller’s expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency.  If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

§ 7.2  Sampling and Analysis.  The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement.  All analyses shall be made in Buyer’s laboratory at Buyer’s expense in accordance with industry-accepted standards.  Samples for analyses shall be taken by any industry-accepted standard, mutually acceptable to both parties, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder.  Seller represents that it is familiar with Buyer’s sampling and analysis practices, and finds them to be acceptable.  Buyer shall notify Seller in writing of any significant changes in Buyer’s sampling and analysis practices.  Any such changes in Buyer’s sampling and analysis practices shall, except for industry accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

Each sample taken by Buyer shall be divided into 4 parts and put into airtight containers, properly labeled and sealed.  One part shall be used for analysis by Buyer; one part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one part shall be retained by Buyer until the twenty-fifth (25th) of the month following the month of unloading (the “Disposal Date”) and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one part (“Referee Sample”) shall be retained by Buyer until the Disposal Date.  Seller shall be given copies of all analyses made by Buyer by the twelfth (12th) business day of the month following the month of unloading.  Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer.  Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer’s analysis shall be used to determine the quality of the coal delivered hereunder.  The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller.  For each coal quality specification in question, a dispute shall be deemed not to exist and Buyer’s analysis shall prevail and the analysis of the Independent Lab shall be disregarded if the analysis of the Independent Lab differs from the analysis of Buyer by an amount equal to or less than:

(i)            0.50% moisture

(ii)           0.50% ash on a dry basis

(iii)          100 Btu/lb. on a dry basis

(iv)          0.10% sulfur on a dry basis.

For each coal quality specification in question, if the analysis of the Independent Lab differs from the analysis of Buyer by an amount more than the amounts listed above, then the analysis of the Independent Lab shall prevail and Buyer’s analysis shall be disregarded.  The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer’s analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

SECTION 8.         PRICE.

§  8.1 Base Price.  The base price (“Base Price”) of the coal to be sold hereunder will be firm and will be determined by the year in which the coal is delivered as defined in § 5 in accordance with the following schedule:

YEAR	BASE QUANTITY PRICE (F.O.B. Barge)
2002	$1.1224 per MMBtu	$25.59 per ton
2003	$1.1351 per MMBtu	$25.88 per ton
2004	$1.1680 per MMBtu	$26.63 per ton

§ 8.2        Quality Price Discounts.

(a)           The Base Price is based on coal meeting or exceeding the Guaranteed Monthly Weighted Average specifications as set forth in § 6.1.  Quality price discounts shall be applied for each specification each month to reflect failures to meet the Guaranteed Monthly Weighted Averages set forth in § 6.1, as determined pursuant to § 7.2, subject to the provisions set forth below.  The discount values used are as follows:

DISCOUNT VALUES
$/MMBTU
BTU/LB.	0.2604

$/LB./MMBTU
SULFUR	0.1232
ASH	0.0083
MOISTURE	0.0016

(b)           Notwithstanding the foregoing, for each specification each month, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below.  However, if the actual Monthly Weighted Average fails to meet such applicable Discount Point, then the discount shall apply and shall be calculated on the basis of the difference between the actual Monthly Weighted Average and the Guaranteed Monthly Weighted Average pursuant to the methodology shown in Exhibit A attached hereto.

	Guaranteed Monthly Weighted Average		Discount Point

BTU/LB	min.	11,400	11,200

LB/MMBTU:
SULFUR	max.	2.89	2.98
ASH	max.	8.33	8.69
MOISTURE	max.	10.53	11.25

For example, if the actual Monthly Weighted Average of sulfur equals 3.00 lb/MMBTU, then the applicable discount would be (3.00 lb. – 2.89 lb.) X $.1232/lb/MMBTU = $.0136/MMBTU.

§ 8.3  New Impositions.  The above Base Price shall be subject to adjustment only in the event that new applicable Federal or state statues, regulations, or other governmental impositions on the coal to be supplied hereunder, including but not limited to tax increases or decreases, occur after July 31, 2001, which cause Seller’s cost for providing coal to Buyer under this Agreement to increase or decrease by more than $.10 per ton.  Seller shall promptly notify Buyer of any such changes and supply sufficient documentation for Buyer to verify any such change.  Either Buyer or Seller may request a Base Price adjustment, which shall be comprised of no more than the reasonable costs directly associated with the effect of such change on the coal to be supplied hereunder.  If the non-requesting party agrees to the requested price adjustment, such adjustment shall be made effective on the first day of the calendar month following the effective date of any change, (except when such change is effective on the first day of the month in which case the adjustment shall be made as of such date).  If the non-requesting party rejects the request of the requesting party for a Base Price adjustment, the requesting party, at its option, may terminate the contract without liability due to such termination for either party.

§ 8.4 Payment Calculation.  Exhibit A attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller’s coal was unloaded by Buyer.  If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

SECTION 9.         INVOICES, BILLING AND PAYMENT.

§ 9.1        Invoicing Address.  Invoices will be sent to Buyer at the following address:

Louisville Gas and Electric Company

220 West Main Street

P.O. Box 32010

Louisville, KY  40232

Attention:  Manager LG&E/KU Fuels

§ 9.2  Invoice Procedures for Coal Shipments.  Seller shall invoice Buyer at the Base Price, minus any quality price discounts, for all coal unloaded in a calendar month by the fifteenth  (15th) of the following month.

§ 9.3  Payment Procedures for Coal Shipments.  For all coal unloaded at the Buyer’s generating station(s) between the first (1st) and fifteenth (15th) days of any calendar month.  Buyer shall make preliminary payment for seventy-five percent (75%) of the amount owed for the coal (based on the assumption that the coal will meet all guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of unloading, except that, if the twenty-fifth (25th) is not a regular work day, payment shall be made on the next regular work day.  For all coal unloaded at the Buyer’s generating station(s) between the sixteenth (16th) and the last day of any calendar month, Buyer shall make preliminary payment for seventy-five percent (75%) of the unloaded coal by the tenth (10th) day of the month following the month of unloading, except that, if the tenth (10th) is not a regular work day, payment shall be made on the next regular work day.

Preliminary payment shall be in the amount of seventy-five percent (75%) of the then current price on a dollar per ton basis as calculated by the guaranteed monthly weighted average BTU/lb. and the then current Base Price in cents per MMBTU.

A reconciliation of amounts paid and amounts owed shall occur by the twenty-fifth (25th) day of the month following the month of unloading.  (For example, Buyer will make one initial payment by September 25 for seventy-five (75%) percent of coal unloaded September 1 through 15, and another initial payment by October 10 for seventy-five percent (75%) of coal unloaded September 16 through 30.  A reconciliation will occur by October 25 for all unloadings made in September.)  The reconciliation shall be made as follows: Seller shall invoice Buyer on or before the fifteenth (15th) day of the month following the month of delivery.  The amount due for all coal (based on the Base Price minus any Quality Price Discounts) delivered and unloaded and accepted by Buyer during any calendar month shall be calculated and compared to the sum of the preliminary payments made for coal delivered and unloaded and accepted during such month.  The difference shall be paid by or paid to Seller, as applicable, by the twenty-fifth (25th) day of the month following the month of delivery, except, that, if the twenty-fifth (25th) is not a regular work day, payment shall be made in the next regular work day.  Buyer shall electronically transfer all payments to Seller’s account at:

Peabody COALSALES, St Louis

PNC Bank of N.A.

ABA # 043000096

Account # 1008971287

§ 9.4  Withholding.  Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from or likely to result from any breach of this Agreement by Seller, and (iii) any amounts owed to Buyer from Seller.  Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold.

Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

SECTION 10.       FORCE MAJEURE.

§ 10.1  General Force Majeure.  If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods or earthquakes, which are beyond the reasonable control of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event.  The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event.

During any period in which Seller’s ability to perform hereunder is affected by a force majeure event, Seller shall not deliver any coal to any other buyers to whom Seller’s ability to supply is similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller’s ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event.  An event which affects the Seller’s ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.

Tonnage deficiencies resulting from a force majeure event shall be made up at Buyer’s sole option on a mutually agreeable schedule.

§ 10.2  Environmental Law Force Majeure.  The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt or reinterpret environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder.  If as a result of the adoption or reinterpretation of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine and/or in the handling and utilization of the coal at Buyer’s generating station; and if in Buyer’s sole judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

SECTION 11.  CHANGES.  Either party may, at any time by written notice pursuant to § 12 of this Agreement, propose changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications; quantity of coal; method or time of shipments; place of delivery (including transfer of title and risk of loss); method(s) of weighing, sampling or analysis; or any such other provision as may affect the suitability and amount of coal to be delivered to Buyer’s generating stations.

If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in:  price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

Any claim by the Seller for adjustment under this § 11 shall be asserted within thirty (30) days after the date of Seller’s receipt of the written notice of change, it being understood, however that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been agreed upon.  The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.

SECTION 12.       NOTICES.

§ 12.1  Form and Place of Notice.  Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

If to Buyer:	Louisville Gas and Electric Company
P.O. Box 32010
Louisville, Kentucky 40232
Attn.: Director Corporate Fuels and By Products

If to Seller:	Peabody COALSALES Company
701 Market Street, Suite 930
St. Louis, Missouri 63101
Attn: Vice-President, Sales

§ 12.2  Change of Person or Address.  Either party may change the person or address specified above upon giving written notice to the other party of such change.

§ 12.3  Electronic Data Transmittal.  Seller hereby agrees, at Seller’s cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer’s request.  Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

SECTION 13.       CREDIT RATING.  If the credit rating of either Buyer (if Buyer has a public rating) or Buyer’s affiliates that have public ratings falls below investment grade (BBB - as defined by Standard & Poor’s or the equivalent as defined by other public ratings agencies), Buyer shall, within thirty (30) days after Seller’s written request, provide Seller with a mutually agreed upon form of credit enhancement (e.g., letter of credit, guaranty from an investment grade entity, etc.).  Until the mutually acceptable assurances of good credit are received, Seller has the right to require payment in cash at the time of delivery. Such mutually acceptable assurances of good credit shall not be more than the average monthly outstanding net balance.

SECTION 14.       RIGHT TO RESELL.  Buyer shall have the unqualified right to resell all or any of the coal purchased under this Agreement.

SECTION 15.       INDEMNITY AND INSURANCE.

§ 15.1  Indemnity.  Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability to Buyer or third parties for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney’s fees) (i) relating to the trucks, barges or railcars provided by Buyer or Buyer’s contractor while such trucks, barges or railcars are in the care and custody of the loading dock or loading facility, (ii) due to any failure of Seller to comply with laws, regulations or ordinances, or (iii) due to the acts or omissions of Seller in the performance of this Agreement.

Buyer agrees to indemnify and save harmless Seller, its officers, directors, employees and representatives from any responsibility and liability to third parties for any and all claims, demands, losses, legal actions for personal injuries, and property damage (including reasonable inside and outside attorney’s fees); (i) due to any failure of Buyer to comply with laws, regulations or ordinances, or (ii) due to the negligence of any representatives, agents or employees of Buyer (collectively, “Visitors”) who inspect the Coal Property; or (iii) due to the acts or omissions of Buyer in the performance of this Agreement.

§ 15.2  Insurance.  Seller agrees to carry insurance coverage with minimum limits as follows:

(1)           Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

(2)           Automobile General Liability, $1,000,000 single limit liability.

(3)           In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

(4)           Workers’ Compensation and Employer’s Liability with statutory limits.

If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement.  Certificates of Insurance satisfactory in form to the Buyer and signed by the Seller’s insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than thirty (30) calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies.  The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder.  Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above.  Seller’s liability shall not be limited to its insurance coverage.

SECTION 16.       TERMINATION FOR DEFAULT.

Subject to § 6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, including, but not limited to, a material breach of a representation and warranty set forth herein, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than thirty (30) days after the date of the notice (the “notice period”).  If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach.  If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

SECTION 17.       TAXES, DUTIES AND FEES.

Seller shall pay when due, and the price set forth in § 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

SECTION 18.       DOCUMENTATION AND RIGHT OF AUDIT.

Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two years thereafter.  Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for 2 years thereafter.

SECTION 19.       EQUAL EMPLOYMENT OPPORTUNITY.  To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CFR § 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR § 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; and Rehabilitation Act regulations set forth in 41 CFR § 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as “Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals” set forth in 15 USC § 637(d)(3); and subcontracting plan requirements set forth in 15 USC § 637(d).

SECTION 20.       COAL PROPERTY INSPECTIONS.  Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to inspect the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement.  Seller shall cause Highland Mining Company to undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, “Visitors”) who inspect the Coal Property.  Any such Visitors shall make every reasonable effort to comply with Seller’s regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws.  Buyer understands that mines and related facilities are inherently high-risk environments.  Buyer’s failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer’s rights hereunder.

SECTION 21.       MISCELLANEOUS.

§ 21.1  Applicable Law.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

§ 21.2  Headings.  The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

§ 21.3      Waiver.  The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

§ 21.4  Remedies Cumulative.  Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

§ 21.5      Severability.  If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

§ 21.6  Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

§ 21.7      Assignment.

A.  Seller shall not, without Buyer’s prior written consent, which may be withheld in Buyer’s discretion, make any assignment or transfer of this Agreement, by operation of law or otherwise, including without limitation any assignment or transfer as security for any obligation, and shall not assign or transfer the performance of or right or duty to perform any obligation of  Seller hereunder; provided, however, that Seller may assign the right to receive payments for coal directly from Buyer to a lender as part of any accounts receivable financing or other revolving credit arrangement which Seller may have now or at any time during the term of this Agreement.

B.            Buyer shall not, without Seller’s prior written consent, which may not be unreasonably withheld, assign this Agreement or any right for the performance of or right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a part interest in the generating station comprising the Delivery Point, or as part of a merger or consolidation involving Buyer, or to an affiliate of Buyer.

C.  In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

§ 21.8  Entire Agreement.  This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

§ 21.9  Amendments.  Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LOUISVILLE GAS AND ELECTRIC COMPANY		PEABODY COALSALES COMPANY

By:		By:
	Paul Thompson		Richard A. Navarre
	SVP — Energy Services		President

Date:		Date:

Exhibit A

EXHIBIT A

SAMPLE COAL PAYMENT CALCULATIONS

Total Evaluated Coal Costs for Contract No. LGE02011

For contracts supplied from multiple “origins”, each “origin will be calculated individually.

	Section I	Base Data

1)	Base F.O.B. price per ton:	$25.59	/ton

1a)	Tons of coal delivered:		tons

2)	Guaranteed average heat content:	11,400	BTU/LB.

2r)	As received monthly avg. heat content:		BTU/LB.

2a)	Energy delivered in MMBTU:		MMBTU

[(Line 1a) *2,000 lb./ton*(Line 2r)] *MMBTU/1,000,000 BTU
[( ) *2,000 lb./ton*( )]*MMBTU/1,000,000 BTU

2b)	Base F.O.B. price per MMBTU:	$1.1224	MMBTU

{[(Line 1)/(Line 2)]*(1 ton/2,000 lb.)]}*1,000,000 BTU/MMBTU
{[( /ton)/( BTU/LB)]*(1 ton/2,000 lb.)}*1,000,000 BTU/MMBTU
3)	Guaranteed monthly avg. max. sulfur	2.89	LBS./MMBTU

3r)	As received monthly avg. sulfur		LBS./MMBTU

4)	Guaranteed monthly avg. ash	8.33	LBS./MMBTU

4r)	As received monthly avg. ash		LBS./MMBTU

5)	Guaranteed monthly avg. max. moisture	10.53	LBS./MMBTU

5r)	As received monthly avg. moisture		LBS./MMBTU

	Section II	Discounts
Assign a (-) to all discounts (round to (5) decimal places)

6d)	BTU/LB.: If line 2r <11,200BTU/lb. then: {1 - (line 2r) / (line 2)} * $0.2604/MMBTU {1 - ( ) / ( )} * $0.2604 =	$	/MMBTU

7d)	SULFUR: If line 3r is greater than 2.98 lbs./MMBTU [ (line 3r) - (line 3) ] * 0.1232/lb. Sulfur [ ( ) - ( ) ] * 0.1232 =	$	/MMBTU

8d)	ASH: If line 4r is greater than 8.69 lbs./MMBTU [ (line 4r) - (line 4) ] * 0.0083/MMBTU [ ( ) - ( ) ] * 0.0083 =	$	/MMBTU

9d)	MOISTURE: If line 5r is greater than 11.25lbs./MMBTU [ (line 5r) - (line 5) ] * 0.0016/MMBTU [ ( ) - ( ) ] * 0.0016 =	$	/MMBTU

Exhibit A

Total Price Adjustments
Section III

Determine total Discounts as follows:

Assign a (-) to all discounts (round to (5) decimal places)

	Line 6d:	$	/MMBTU

	Line 7d	$	/MMBTU

	Line 8d	$	/MMBTU

	Line 9d	$	MMBTU

10)	Total Discounts (-):

	Algebraic sum of above:	$	/MMBTU

11)	Total evaluated coal price = (line 2b) + (line 10)

12)	Total discount price adjustment for Energy delivered: (line 2a) * (line 10 (-) $/MMBTU +	$	/MMBTU =	$

13)	Total base cost of coal (line 2a) * (line 2b) $/MMBTU +	$	/MMBTU =	$

14)	Total coal payment for month (line 12) + (line 13) $/MMBTU +	$	=	$